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                             EX-1.A
                             Bylaws




                          GRUPO IUSACELL, S.A. DE C.V.

                                    CHAPTER I
                        NAME, PURPOSE, DURATION, DOMICILE
                                 AND NATIONALITY

ARTICLE FIRST. The corporation is named "Grupo Iusacell." This name shall be followed by the words "Sociedad Anonima de Capital Variable" ("Variable Capital Stock Company") or the abbreviation thereof, "S.A. de C.V."

ARTICLE SECOND. The purpose of the corporation is:

1. Promotion and industrial and commercial development of companies, both domestic and foreign;

2. To promote, create, establish, organize, develop, exploit, manage and represent all kinds of commercial or civil corporations and associations of other types, including acquiring or subscribing shares and corporate interests in said enterprises and to acquire its own shares pursuant to the Securities Market Law ("Ley del Mercado de Valores");

3. Acquisition, negotiation, custody and alienation of any instrument, shares, bonds, debentures, and generally, credit instruments, securities and corporate interests in commercial or civil companies or associations of any kind, both domestic and foreign;

4. To obtain and/or extend loans for the companies in which it participates in the capital stock and to guarantee them through bonds, surety, mortgages, chattel mortgages, joint obligations, trusts or any other guaranty.

5. To obtain, under any legal title, all kinds of loans, credits, financing, and all the other resources necessary for achievement of the corporate purposes, including but not limited to, bond issues, mortgage guaranty bonds, mortgage or non-preferential obligations, and commercial paper with participation from the institutions or authorities that applicable law indicates, as well as to grant, under any legal title, all kinds of loans, credits, financing and all other resources necessary, with or without specific surety, in relation to the corporations or associations in which it owns stock or in which it participates;

6. To issue, draw, endorse, accept, guarantee, discount, subscribe, acquire, assign, alienate, and generally, negotiate all kinds of credit instruments and personal securities, including but not limited to, shares, bonds, corporate interests or

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participation in other companies or businesses;

7. To obtain, acquire, register, negotiate, and grant use and enjoyment of all kinds of patents, trademarks, and trade names, franchises, inventions, processes, options, and copyrights; to produce and use works susceptible of protection by copyright and related rights, as well as to acquire ownership of rights thereon and undertake any legal act in respect thereto, both in Mexico and abroad;

8. To provide all kinds of services or consulting of a technical, administrative, supervisory, organizational, marketing, research, development, engineering, human resources, legal, public relations character, and generally, of any kind of services related to the industrial, commercial or service activities of companies, corporations, and associations, whether in Mexico or abroad, and to receive such services;

9. To acquire, possess, import, export, alienate, build, lease, buy, sell, encumber, mortgage, negotiate, take and grant use and enjoyment under any title allowed by law of personal or real property, as well as real rights thereon and personal rights which may be necessary or convenient for its corporate purpose or for the operations of the commercial or civil companies in which the corporation has an interest or participation;

10. Undertake any kind of acts and execute all kinds of contracts, agreements, and operations, whether civil or commercial, and realization of all acts necessary for development of its corporate purpose; and

11. Do and practice all the other acts of commerce in which a Mexican commercial company may legally engage pursuant to the law.

ARTICLE THIRD. The duration of the corporation is indefinite.

ARTICLE FOURTH. The domicile of the corporation is Mexico City, Federal District, but the company may establish branches, agencies or offices and designate contractual domiciles in any other place in Mexico or abroad without it being deemed to have changed said corporate domicile.

ARTICLE FIFTH. The corporation is Mexican and shall be governed by the applicable laws of the United Mexican States. Current or future foreign shareholders of the corporation shall be deemed to have agreed with the Ministry of Foreign Relations to consider themselves as Mexican nationals with respect to the shares of the corporation that they may acquire or of which they may be owners, and not to invoke therefore the protection of their governments with respect to such shares under penalty, should they do so, of losing to the benefit of the Nation the shares that they may have acquired.

                                   CHAPTER II
                            CAPITAL STOCK AND SHARES

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ARTICLE SIXTH. ARTICLE SIXTH. The capital stock is variable and shall be represented by registered shares without expression of par value.

The fixed corporate capital without right of retirement is $3,082,640,073.74 (Three Billion Eighty-two Million Six Hundred Forty Thousand Seventy-three 74/100) pesos, Mexican currency, and is divided into 1,081,879,369 shares fully subscribed and paid of which 746,753,410 are Series "A" shares, 5,562,450 are Series "B" shares, 186,904,725 are Series "D" shares and 142,658,784 are Series "L" shares. The variable portion of the capital may not exceed ten times the fixed capital.

Common shares of the capital stock with full rights are divided into the following Series:

1. Series A, composed of shares that shall represent at least 51% of the ordinary capital stock and which may be acquired by Mexican and foreign investors;

2. Series B, composed of shares that shall not exceed 29.1%% of the ordinary capital stock which may be acquired by Mexican and foreign investors; and

3. Series D, composed of shares that shall not exceed 19.9% of the ordinary capital stock, which may be acquired by Mexican and foreign investors.

The corporation may also issue Series L shares, with limited voting rights, which shall not exceed 19% of the capital stock, considered neutral investment for purposes of determining the amount and proportion of participation of foreign investment in the capital of the corporation, provided the shares are quoted on the Securities Exchange pursuant to applicable law.

The Shareholders Meeting that resolves the increase in the capital shall establish the characteristics of the shares issued for such purpose, being able to establish sub-series within each series.

The companies in which the corporation holds majority ownership of shares or corporate interests may not directly or indirectly invest in its shares, nor in any other company that may be a majority shareholder of the corporation or, without so being, they have knowledge that it is a shareholder therein.

ARTICLE SEVENTH. Shares are indivisible and, except for the limitations provided in these corporate by-laws, they shall confer on their holders the same rights and obligations. With the same exception, each share shall give the right to one vote in the Shareholders Meetings.

Each Series L share shall give the right to one vote in Extraordinary Shareholders Meetings that meet to address the following items:

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(i) Transformation of the corporation from one type of corporation to another;

(ii) Merger of the corporation when it is merged, or if the surviving company, the merged company has a corporate purpose that is unrelated or unconnected to that of the surviving company;

(iii) Cancellation of the registration of the Series L shares of the corporation on the Bolsa Mexicana de Valores, S.A. de C.V., or on any other Mexican or foreign Stock Exchange; and

(iv) In Special Shareholders Meeting, the right to name Directors.

Outstanding stock has the right to participate equally in the payment of dividends or other distribution including that done as consequence of the liquidation of the corporation.

Provisional and definitive stock certificates on the shares may represent one or more shares and shall be signed by two members of the Board of Directors, whose signatures may be printed in facsimile pursuant to Article 125 (VIII) of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles"). Said certificates must satisfy all of the requirements established by said article. In the case of definitive certificates, these must carry the nominative, numbered coupons attached which are agreed by the Board of Directors to represent dividend payments; further, they shall contain the stipulation to which Article Fifth of these bylaws refers.

In the case of loss, destruction or theft of stock certificates, the owner may request their replacement subject to the provisions of the General Law of Credit Instruments and Transactions ("Ley General de Titulos y Operaciones de Credito"). The costs arising from same shall be for the account of the person making the request.

ARTICLE EIGHTH. For purposes of Article 128 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles"), the corporation shall keep a Stock Register in which all operations for subscription, acquisition or transfer to which the shares representing the capital stock are subject must be recorded, with expression of the subscriber, acquirer, or prior owner and that of the new shareholder.

By resolution of the General Extraordinary Shareholders Meeting, the corporation may acquire the shares representing its capital for their amortization against distributable profits. The acquisition shall be done pursuant to Article 136 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles") in accordance with the terms and conditions decided by the Shareholders Meeting that resolves on the matter.

The certificates of amortized shares shall be annulled. Once the total number of amortized shares is known, the Board may record in the text of Article Sixth of these corporate bylaws the new number of shares in which the fixed portion of the capital

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stock without right of retirement is divided, through a document which shall be notarized and recorded in the Public Registry of Commerce, together with the minutes of the Shareholders Meeting that resolved the amortization, without need of a new resolution by the Shareholders Meeting.

The corporation may acquire shares representing its capital stock through the stock exchanges in which they are listed, pursuant to Article 14 Bis (I) of the Securities Market Law ("Ley del Mercado de Valores") and the general provisions issued for such purpose by the National Banking and Securities Commission, at the price current in the market, without the prohibition established in the first paragraph of Article 134 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles") being applicable, provided that the purchase shall be made with a charge against the capital and, as applicable, a reserve from net profit called "Reserve for Acquisition of Own Shares".

The Board of Directors has the authority, which may not be delegated, to pass resolutions on the temporary acquisition of shares in the corporation, as well as the later placement with the investing public.

The General Ordinary Shareholders Meeting shall determine the amount of capital that may be applied to the purchase of the corporation's shares, and the amount of the corresponding reserve which may be created by said Shareholders Meeting, with the sole limitation that the sum of the resources that can be used for this purpose may not exceed the total balance of net profit for the corporation.

The corporation's purchase of its own shares shall be done by affecting the capital account by an amount equal to the par value of the shares acquired. Said value shall be determined through division of the amount of the paid capital by the number of shares released by the corporation. The surplus shall be charged against the Reserve for Acquisition of Own Shares. If the purchase price of the shares is less than the par value, determined as indicated above, the capital account will be affected only by the amount equal to the par value of the shares acquired.

As a consequence of the purchase of its shares, the corporation shall proceed to reduce its capital on the same date as the acquisition and, as applicable, shall simultaneously affect the Reserve for Acquisition of Own Shares.

The shares acquired by the corporation shall be converted into treasury stock and may be placed with the investing public and, in this case, the capital shall be increased by the amount equal to the par values of the shares multiplied by the total number of treasury shares placed with the investing public, and the surplus of the proceeds from the placement, if any, shall be used to reconstitute the Reserve for Acquisition of Own Shares. The earnings generated by the difference between the proceeds from the placement and the purchase price, as applicable, shall be recorded in the account titled "Premium for Subscription of Shares".

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The reductions and increases of capital derived from purchase and placement of shares to which this Clause refers shall not require resolution by the Shareholders Meeting nor resolution by the Board of Directors.

In no case may the transactions conducted by the corporation by reason of temporary acquisitions of its own shares, result in an excess on the maximum authorized percentage of restricted vote shares of the corporation, with respect to said shares.

Transactions on purchase and placement of shares provided for in this Clause, reports on same that must be submitted to the General Ordinary Shareholders Meeting, the standards for disclosure of the financial information, as well as the form and terms by which said transactions shall be notified to the National Banking and Securities Commission, the Bolsa de Valores, and the investing public, shall be subject to the general provisions issued by the National Banking and Securities Commission.

ARTICLE NINTH. The minimum fixed capital of the corporation may only be increased by resolution of the General Extraordinary Shareholders Meeting.

Increases to the variable portion of the capital may be done by resolution of the General Ordinary Shareholders Meeting, with no formality other than that the corresponding minutes by protocolled by a Notary Public, without need of recorded it with the Public Registry of Commerce.

Increases to the capital based on offer of the shares to which Article 14 Bis
(I) of the Securities Market Law ("Ley del Mercado de Valores") refers shall not require a resolution by the Shareholders Meeting or by the Board.

No increase whatsoever may be decreed before the shares previously issued are wholly paid.

Upon adopting a resolution on a capital increase, the respective Shareholders Meeting or any Shareholders Meeting thereafter shall establish the terms and bases on which said increase must be carried out.

Capital increases may be done through capitalization of accounting capital accounts, pursuant to Article 116 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles") or through contribution in cash or in kind.

In capital increases through capitalization of accounting capital accounts, all shares shall have the right to the proportional part that corresponds to them from said accounts according to their participation in the stock.

Unless the Shareholders Meeting resolves otherwise, in capital increases, Series A, B, and D shares must be issued in proportion to those issued for each Series pursuant to Article Sixth of these bylaws. When the Shareholders Meeting resolves an increase to issue Series L shares payable through contribution, the maximum percentage for

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the shares of said Series established in said Article Sixth may not be exceeded.

In capital increases payable through cash or kind contribution, the shareholders of one Series shall have a preferential right to subscribe the new shares that are issued for the same Series, in proportion to the number of shares of which they be holders at the time of the increase.



Shareholders must exercise their preferential rights within the period and under the conditions established for such purpose by the Shareholders Meeting that decides the capital increase, on the understanding that the period in no case will be for less than 15 days and greater than 30 days, and that the same shall be computed from the date of publication of the corresponding notice in the Federal Diario Oficial or from the date when the respective Shareholders Meeting is held if all of the shares into which the capital stock is divided are represented thereat.

If after expiration of the period during which the shareholders must exercise the preferential right there are some shares still unsubscribed, they may be offered by the Board of Directors for subscription and payment to the individuals or corporate persons that the said Board determines pursuant to the guidelines that the Shareholders Meeting resolves, provided it be on terms and conditions that are not more favorable than those under which they were offered to the corporate shareholders. When the increase is to the variable portion of the capital stock, and provided the Shareholders Meeting so resolves, the shares that are not subscribed may be retained in the corporate Treasury for later placement in the form and on the terms that the same Shareholders Meeting, or upon its delegation, the Board of Directors, may determine.

Any capital increase must be recorded in the Capital Variations Book which the corporation shall keep for such purpose.

ARTICLE TENTH. The fixed minimum capital of the corporation may be decreased only by resolution of the General Extraordinary Shareholders Meeting.

Decreases to the variable portion of the capital may be done by resolution of the Ordinary Shareholders Meeting with the sole formality that the corresponding minutes be protocolled by a notary public and without need that they be recorded in the Public Registry of Commerce.

No resolution by the Shareholders Meeting is required for decreases based on exercise of the right of retirement and of the purchase of shares done pursuant to Article 14 Bis (I) of the Securities Market Law ("Ley del Mercado de Valores").

Capital decreases may be done to absorb losses, make reimbursements to shareholders, or release them from payments not made, as well as in the circumstances provided for in Article 14 Bis of the Securities Market Law ("Ley del Mercado de Valores") and other provisions on the matter.

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The capital reduction caused by losses or reimbursements, in the latter case except when a reimbursement due to retirement is at issue, shall be done proportionally with respect to all outstanding shares.

The procedure for exercise of the right of retirement, in addition to observance of Articles 220 and 221 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles"), is subject to the corresponding reimbursement being done at the lowest value of the two following: 95% of the value listed on the Exchange, obtained from the average of operations done during the 30 days during which the corporation's shares have been quoted prior to the date on which the retirement becomes effective, or the accounting value of the shares in accordance with the statement of financial position corresponding at the close of the fiscal year during which the operation becomes effective, previously approved by the General Ordinary Shareholders Meeting. The reimbursement shall be due and payable by the corporation as of the day after the General Ordinary Shareholders Meeting which approves the statement of financial position corresponding to the fiscal year when the retirement takes effect.

All capital decreases shall be recorded in the Capital Variations Book kept for such purpose by the corporation.

                                   CHAPTER III
                                 ADMINISTRATION

ARTICLE ELEVENTH. The administration of the corporation shall be the responsibility of a Board of Directors composed of 21 members and their respective alternates as decided by the Shareholders Meeting. Unless the Shareholders Meeting resolves otherwise, the alternate Directors may only substitute their respective Directors.

The Directors shall hold office for one year and may be reelected; but in any event they shall perform their duties until the persons appointed to replace them have taken office.

Of the directors, 10 shall be appointed by the vote of Series A shareholders in a Special Shareholders Meeting and shall be acknowledged as Series A Directors; 9 shall be appointed by the vote of Series B shareholders in a Special Shareholders Meeting and shall be acknowledged as Series B Directors; 1 by the vote of Series D shareholders in a Special Shareholders Meeting and shall be acknowledged as the Series D Director. By majority vote, the shareholders of Series L shares shall have the right to appoint in a Special Shareholders Meeting 1 Director who shall be acknowledged as Series L Director.

Any shareholder or group of shareholders who holds 10% of the capital stock shall have the right to appoint one Director and his(her) respective alternate, as applicable.

Directors elected by minority shareholders shall not be additional to those referred to

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in the first paragraph of this Article Eleven.

Directors shall guarantee performance of their offices in accordance with the resolution by the Shareholders Meeting which elects them.

ARTICLE TWELFTH. The persons appointed by the collective majority vote of both the Series A Directors and the Series B Directors of the Board of Directors shall act as Chairman and Vice-Chairman of the Board of Directors, or in the absence of such designation, the persons appointed by the collective majority vote of both the Series A and Series B shares in the Shareholders Meeting, shall act in such capacity. In the absence of the Chairman, the Vice-Chairman shall act as Chairman. In the absence of both, the Directors named by the collective majority vote of both the Series A directors and Series B Directors shall act as Chairman and Vice-Chairman.

The Board of Directors, or failing such Board, the Shareholders Meeting, may also appoint its Secretary and an alternate therefor, who need not be Directors. It may also appoint the persons who will hold the other offices that may be created for better performance of their duties.

The copies or records of minutes of the Board and Shareholders Meetings, as well as entries in the corporate registers and books which are not accounting records shall be authorized by the Secretary or the alternate Secretary.

The Chairman, Vice-Chairman, the Secretary or the alternate Secretary, are empowered to effect the protocolling of Board Meeting minutes or Shareholders Meetings minutes, grant and ratify powers of attorney within their respective authorities conferred by the Shareholders Meeting or the Board, and, as applicable, process their registration with the Public Registry of Commerce, as well as to undertake the other actions that may be necessary or convenient for formalization of such minutes and for the resolutions adopted and recorded therein to have full effect.

ARTICLE THIRTEENTH. The Board of Directors shall have the legal representation of the corporation and, except for the matters that the law or these bylaws reserve exclusively to the Shareholders Meeting, it shall be invested with the following powers of attorney:

1. General power of attorney for lawsuits and collections, for acts of administration, including labor administration, and for acts of dominion, with all general authorities and the specific authorities that require a specific clause pursuant to the law, in accordance with Articles 2554, paragraphs first, second and third, and 2587 of the Civil Code for the Federal District and their corollaries in the Civil Codes for the States of the Mexican Republic, as well as for purposes of Articles 11, 46, 47, 134(III), 523, 692 (I), (II), and (III), 687, 876, 878, 883, and 884 of the Federal Labor Law. Therefore, it shall represent the corporation before all kinds of administrative and judicial authorities, federal, state, and municipal, before all kinds of conciliation and conciliation and arbitration boards and other labor authorities, and before arbiters

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and arbitrators. The foregoing powers of attorney include expressly but are not limited to filing all kinds of suits and appeals, including constitutional relief proceedings [amparo], and to withdraw therefrom; to compromise, assume commitments in arbitration, prepare and respond to depositions, assign property, file objections and receive payments; to discuss, execute, and revise collective labor contracts; to represent the corporation before the labor authorities on labor matters in which the corporation is a party or interested third party, both at the initial hearing and in any of the phases of the labor law process; to file criminal complaints and accusations, grant pardon, and assist the public prosecutor.

2. To subscribe and in any form negotiate credit instruments pursuant to Article Ninth of the General Law of Credit Instruments and Transactions.

3. To open and cancel bank accounts in the name of the corporation, as well as to make deposits and draw against them and appoint the persons which draw against same.

4. To appoint and remove attorneys-in-fact, officers, agents, and employees of the corporation, and to determine their attributions, guaranties, and remunerations.

5. To call General Ordinary and Extraordinary Shareholders Meetings, and to execute their resolutions.

6. To confer general or specific powers of attorney, reserving at all times exercise thereof, as well as to revoke the powers of attorney conferred.

7. To determine the manner in which the votes corresponding to shares owned by the corporation should be cast at General Extraordinary and Ordinary Shareholders Meetings of the corporations in which it owns the majority of the shares.

8. To appoint the persons who carry out the acquisition of shares of the corporation and their placement thereafter.

The Board may delegate its authorities to any of the Directors, to the Chairman, the Vice-Chairman, the Chief Executive Officer or to any of the Officers, or to attorneys-in-fact or delegates appointed for such purpose, in order that they be exercised in the business and on the terms and conditions indicated by the Board, and generally, to undertake the acts and operations that are necessary or convenient for the purpose of the corporation, with the exception of those expressly reserved by law or these bylaws to the Shareholders Meeting.

If the shares issued by the corporation are quoted on the Bolsa de Valores, the Board of Directors shall require prior approval of the General Extraordinary Shareholders Meeting for: (a) approval of acquisition or sale of the shares issued by other corporations, provided that the purchase value or, as applicable, the sale value of the shares

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of one of said corporations, due to one or more acquisitions, whether simultaneous or successive, exceeds 20% of the accounting capital of the corporation according to its last financial position statement; and (b) exercise of the retirement right in any variable capital corporation when it represents, due to one or several simultaneous or successive acts reimbursement of shares whose value exceeds 20% of the accounting capital of this corporation according to its last financial position statement.

ARTICLE FOURTEENTH. The Chairman of the Board of Directors shall preside the meetings of said Board; he shall carry out the resolutions of the Shareholders Meetings and of the Board without need for any specific resolution and shall have the other authorities and obligations established by the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles") and those which are expressly conferred on him by the Board of Directors.

ARTICLE FIFTEENTH. The Board shall meet as often as it determines or when it is called by its Chairman, the Vice-Chairman, any two Directors, the Executive Committee, the Secretary or the alternate Secretary of the Company.

Calls for meetings of the Board must be sent to the Directors by mail, telegram or messenger, at least 5 days prior to the date of the meeting. For Directors who live outside the corporate domicile, the call must be sent to them by telegram or by telecopier with the same advance.

Meetings may be held without need of said notice if all Directors or their respective alternates are present.

ARTICLE SIXTEENTH. In order for meetings of the Board of Directors to be considered legally met, attendance of a majority of the members is required, including at least one of the Series A Directors and one of the Series B Directors. Its resolutions shall be valid when approved by a majority of the vote of the members present, provided there is a favorable vote from one of the Series A Directors and from one of the Series B Directors. In the event of tie, the Chairman shall not have a decision-making vote.

Minutes of each meeting of the Board shall be recorded in the book that shall be kept for such purpose and shall be signed by the Chairman, the Secretary, and the Statutory Auditor(s) who attend.

Meetings of the Board of Directors must be held at the domicile of the corporation, unless the Board determines it appropriate to hold them elsewhere.

Pursuant to Article 143 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles"), resolutions of the Board of Directors shall be validly adopted without need of holding a Board of Directors meeting provided:
i) the affirmative vote of all Directors or their Alternate Directors acting in the order of their

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appointment is obtained, and ii) the resolutions are confirmed in writing. The resolution shall be valid from the time when the Secretary receives the written records of the resolution adopted.

ARTICLE SEVENTEENTH. The General Ordinary Shareholders Meeting may create one or more Committees of the Board of Directors, composed of the number of members determined by such Shareholders Meeting, establishing their authorities and operational rules. The members of the Committees shall be appointed by the shareholders at Shareholders Meetings, from among the Directors and alternate Directors of the Corporation. One half of the members of each Committee must be appointed by Series A shareholders and one half must be appointed by Series B Shareholders. The members of the Committees shall receive the remuneration established by the General Ordinary Shareholders Meeting.

The Committees shall invariably act as collegial bodies and may not delegate their authorities to individuals such as Officers, Managers, Delegate Directors, attorneys-in-fact, or other similar officers. The Committees may create Sub-Committees with the authority that the Committees creating them determine, within the scope of their authorities.

Each Committee shall meet in the manner established by the Shareholders Meeting that resolves to create it and must report to the Board of Directors on its activities at the Board meeting immediately following the meeting of the Committee, or when facts or acts of significance for the Corporation arise which, in its judgment, merit reporting. The Statutory Auditor(s) shall be called to all meetings, who will appear at the Committee meetings with the right to speak but without the right to vote. The Committees shall be deemed legally installed when the majority of their respective members are present. The resolutions of the Committees shall be valid when taken by a majority vote of the members present, provided that said majority includes at least one of the Series A Directors and one of the Series B Directors.

In any event, resolutions of the Committees shall be validly adopted without need of holding a meeting provided that: i) the affirmative vote of all members of the Committee is obtained, and ii) the resolutions are confirmed in writing. The resolution shall be valid from the time when the Secretary of the corresponding Committee receives the written records of the resolution adopted.

Until the General Ordinary Shareholders Meeting decides otherwise, the following Committees are created with the functions indicated hereafter:

Executive Committee: It shall be an administrative and decision making body of the Board and will have the following authority and any other authority within the province of the Board of Directors, except the authority which under law, these bylaws or other provisions are expressly reserved to the Board of Directors or the Shareholders Meeting.

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1. General power of attorney for lawsuits and collections, for acts of administration, including labor administration, and for acts of dominion, with all general authorities and the specific authorities that require a specific clause pursuant to the law, in accordance with Articles 2554, paragraphs first, second and third, and 2587 of the Civil Code for the Federal District and their corollaries in the Civil Codes for the States of the Mexican Republic, as well as for purposes of Articles 11, 46, 47, 134(III), 523, 692 (I), (II), and (III), 687, 876, 878, 883, and 884 of the Federal Labor Law. Therefore, it shall represent the corporation before all kinds of administrative and judicial authorities, federal, state, and municipal, before all kinds of conciliation and conciliation and arbitration boards and other labor authorities, and before arbiters and arbitrators. The foregoing powers of attorney include expressly but are not limited to filing all kinds of suits and appeals, including constitutional relief proceedings [amparo], and to withdraw therefrom; to compromise, assume commitments in arbitration, prepare and respond to depositions, assign property, file objections and receive payments; to discuss, execute, and revise collective labor contracts; to represent the corporation before the labor authorities on labor matters in which the corporation is a party or interested third party, both at the initial hearing and in any of the phases of the labor law process; to file criminal complaints and accusations, grant pardon, and assist the public prosecutor.

2. To subscribe and in any form negotiate credit instruments pursuant to Article Ninth of the General Law of Credit Instruments and Transactions.

3. To open and cancel bank accounts in the name of the corporation, as well as to make deposits and draw against them and appoint the persons which draw against same.

4. To appoint and remove attorneys-in-fact, officers, agents, and employees of the corporation, and to determine their attributions, guaranties, and remunerations.

5. To call General Ordinary and Extraordinary Shareholders Meetings and Board of Directors Meetings.

6. To confer general or specific powers of attorney, reserving at all times exercise thereof, as well as to revoke the powers of attorney conferred.

Finance and Audit Committee: It shall make recommendations to the External Auditors of the Corporation; review the annual consolidated financial statements of the Corporation; supervise the audit, accounting, financial reporting and internal accounting control activities of the Corporation; and review with the Corporation's administrative officers and the external auditors the plans and results of audits.

Human Resources and Compensation Committee: It shall review and evaluate the standards and practices of compensation to high officers of the Corporation, including salaries, distribution of bonuses and deferred compensations, and it shall make

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recommendations to the Board of Directors on such matters.

Strategic Planning and Technology Committee: It shall review and advise administrative officers of the Corporation on long-term business objectives, strategies and assignment of corporate resources, and shall monitor and assess the Corporation's technology strategies, policies and investments.

                                   CHAPTER IV
                                    OVERSIGHT

ARTICLE EIGHTEENTH. Oversight of the corporation shall be entrusted to two or more Statutory Auditors who shall have their respective alternates. One Statutory Auditor and his Alternate shall be appointed at Special Shareholders Meeting by majority vote of the Series A shareholders, another Statutory Auditor and his Alternate shall be appointed at Special Shareholders Meeting by majority vote of the Series B shareholders and another Statutory Auditor and his Alternate shall be appointed by the Series D shareholders. If so agreed, all Series of shares may appoint a Statutory Auditor. The Statutory Auditors need not be shareholders in the corporation; they shall hold office for one year and may be reelected; but in any case they shall perform their duties until the persons appointed to replace them take office.

The Statutory Auditor(s) shall have the attributions and obligations set forth in Article 166 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles"), as well as all those that are delegated to them by the General Shareholders Meeting.

The Statutory Auditors shall guarantee performance of their duties as resolved by the Shareholders Meeting that elects them.

                                    CHAPTER V
                              SHAREHOLDERS MEETINGS

ARTICLE NINETEENTH. The Shareholders Meeting is the supreme authority of the corporation and its meetings shall be held at the corporate domicile.

Shareholders Meetings shall be General Extraordinary, General Ordinary and Special.

Except as provided in these by-laws for increases and decreases to the variable portion of the capital, General Shareholders Meetings that are called to address any of the matters included in Article 182 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles") and the matters with respect to which Series L has voting rights pursuant to Article Seventh of these by-laws shall be Extraordinary.

General Ordinary Shareholders Meetings shall be held at least once each year within the 4 months following the close of each fiscal year. In addition to the items on the

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Agenda, they must address the matters to which Article 181 of the General Law of
Commercial Companies ("Ley General de Sociedades Mercantiles") refers, including submission to the shareholders of the report referred to in the general title of
Article 172 of said law for the immediately preceding fiscal year of the corporation, or of the corporations in which it is the majority shareholder, when the value of the investment in each of them exceeds twenty percent of the accounting capital according to the statement of financial position of the corporation at the close of the corresponding fiscal year.

ARTICLE TWENTIETH. Special Shareholders Meetings are those that meet to address matters relating to the appointment of Directors, Statutory Auditor(s) and members of Committees of the Corporation of each Series; and those that meet to resolve regarding the rights of each Series. Such Shareholders Meetings will be held pursuant to these bylaws and subject to Article 195 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles").

ARTICLE TWENTY-FIRST. Calls for Shareholders Meetings must be made by the Board of Directors, the Executive Committee or the Statutory Auditors. Further, the shareholders who represent at least 33% of the capital stock may request in writing at any time that the Board of Directors or the Statutory Auditor(s) call a Shareholders Meeting to discuss the matters specified in their request.

Any shareholder who owns one share shall have the same right in any of the cases to which Article 185 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles") refers, and in accordance with the procedure established therein.

ARTICLE TWENTY-SECOND. Calls for Shareholders Meetings must be published in the Federal Diario Oficial and in one of the major circulation daily newspapers for the corporate domicile at least 15 days prior to the date established for the Shareholders Meeting. Calls shall include the Agenda and must be signed by the person(s) making them, and if done by the Board of Directors, the signature of the Chairman, the Vice-Chairman, the Secretary or the Alternate Secretary shall be sufficient. Calls for General Shareholders Meetings may include calls for Special Shareholders Meetings.

Shareholders Meetings may be held without prior call if the capital stock is fully represented at the time of voting.

ARTICLE TWENTY-THIRD. To attend Shareholders Meetings, the shareholders must exhibit the corresponding admission ticket which will be issued only on request of the persons who are recorded as owners of shares in the Stock Register of the corporation, request that must be presented at least 48 hours prior to the time set for holding the Shareholders Meeting, and must be accompanied by their stock certificates or a certificate of deposit of stock issued by an institution authorized to do so.

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For purposes of attendance at Shareholders Meetings, the Stock Register shall be closed 48 hours prior to the time established for the Shareholders Meeting in question.

Shares that are deposited in order to be able to attend the Shareholders Meeting will not be returned until after the meeting is held, through delivery of the receipt that was issued against them to the shareholder.

ARTICLE TWENTY-FOURTH. Shareholders may be represented at Shareholders Meetings by the person(s) they appoint therefor through proxy signed before two witnesses.

Members of the Board of Directors and the Statutory Auditor(s) may not represent shareholders at any Shareholders Meeting.

In cases where pursuant to these by-laws the shareholders of shares in only one Series must vote separately, or their votes must be counted separately, the respective vote or count may be done within the respective General Shareholders Meeting.

ARTICLE TWENTY-FIFTH. The Chairman of the Board of Directors or, in his absence, the Vice-Chairman shall preside at the Shareholders Meetings; in the absence of both, Shareholders Meetings shall be presided by the person appointed by majority vote of the holders of the Series A shares and Series B shares present. The Secretary of the Board of Directors or, in his absence, the alternate Secretary, shall act as Secretary; and in the absence of both, such office shall be performed by the person appointed by majority vote of the shareholders present.

Minutes of the Shareholders Meetings shall be recorded in the relevant book and shall be signed by the Chairman and Secretary of the Shareholders Meeting.

ARTICLE TWENTY-SIXTH. In order for a General Ordinary Shareholders Meeting to be legally met on a first call, at least 51% of the outstanding shares with full voting rights must be represented therein.

In the case of a second call, and except as indicated in the following paragraph, Ordinary Shareholders Meetings may be validly held regardless of how many shares with full voting rights are represented.

In order for resolutions of the Ordinary Shareholders Meeting to be validly adopted as a result of a first or later call, attendance of and favorable vote of a majority of the Series A shares and by a majority of the Series B shares is required.

ARTICLE TWENTY-SEVENTH. Except as provided in the following article, in order for a General Extraordinary Shareholders Meeting to be considered legally met on a first call, at least 75% of the outstanding shares with voting rights on the matters to be

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addressed by the Meeting must be represented.


In the case of a second or later call, Extraordinary Shareholders meetings may be validly held if at least 51% of the outstanding shares with voting rights on the matters to be addressed by the Meeting are represented.

In order for resolutions of Extraordinary Shareholders Meetings to be validly adopted as a result of a first or later call, favorable vote of the majority of the shares with voting rights on matters to be addressed, including a majority of the Series A shares and a majority of the shares of Series B is required.

ARTICLE TWENTY-EIGHTH. In the event that the registration of the shares of the corporation in the Securities Section of the National Securities and Brokers Registry is canceled, whether on request of the corporation or by resolution adopted by the National Banking and Securities Commission pursuant to the law, the shareholders with control of the corporation will have the obligation to make a public offer of purchase, prior to the cancellation and at the higher of the price that is the average for close of operations effected during the 30 days when the shares were quoted prior to the date of the offer, or the accounting value of the shares in accordance with the last quarterly report filed with the National Banking and Securities Commission and the Mexican Stock Exchange before the offer. This article may only be amended with prior approval from the National Banking and Securities Commission through resolution of the General Extraordinary Shareholders Meeting of the corporation, adopted by favorable vote of the shares representing at least 95% of the capital stock.

                                   CHAPTER VI
                             FINANCIAL INFORMATION,
                               PROFITS AND LOSSES

ARTICLE TWENTY-NINTH. Within the 3 months following the close of each fiscal year, the Board of Directors shall prepare at least the following financial information:

1. A report from the Board of Directors on the progress of the corporation in the fiscal year, as well as on the policies followed by the Board and, as applicable, on the principal existing plans.

2 A report that states and explains the principal accounting criteria and policies and the information followed in preparing the financial information.

3. A statement that shows the financial position of the corporation on the date of close of the fiscal year.

4. A statement that shows, with proper explanation and classification, the profits and losses of the corporation for the fiscal year.

5. A statement that shows the changes in the corporation's financial position during the fiscal year.

6. A statement that shows the changes in the entries that compose the corporate assets which occurred during the fiscal year.

7. The notes that may be necessary to complete or clarify the information supplied in the foregoing statements.

ARTICLE THIRTIETH. The report to which the preceding article refers, together with the report from the Statutory Auditor(s), must be finished and made available to the shareholders, with the evidential documentation, at least 15 days prior to the Shareholders Meeting which is to discuss them. The shareholders shall have the right to have a copy of the corresponding reports.

ARTICLE THIRTY-FIRST. Once the deductions required by law are made, including but not limited to that relating to payment of income tax, the annual net profits that the financial statements approved by the Shareholders Meeting show will be applied as follows:

1. 5% to the legal reserve fund until it is equal to at least 20% of the capital;

2. The percentage determined by the Shareholders Meeting to create, increase, and reconstitute the reserve for acquisition of own shares and the capital reserves, benefit funds, reinvestment and special reserve funds, as it deems convenient; and

3. The remainder, if any, for the purpose determined by the Ordinary Shareholders Meeting.

If there are losses, these shall be distributed by the shareholders in proportion to the number of their shares and up to the value paid for them.

ARTICLE THIRTY-SECOND. Dividends not collected within the 5 years counted from the date when their payment began shall be understood as waived and prescribe to the favor of the corporation in accordance with the laws in effect, and must be credited to the ordinary reserve fund.

                                   CHAPTER VII
                           DISSOLUTION AND LIQUIDATION

ARTICLE THIRTY-THIRD. The corporation shall be dissolved in any of the cases set forth by Article 229 of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles").

ARTICLE THIRTY-FOURTH. Once the corporation is dissolved, it shall be placed in

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liquidation, which shall be the responsibility of the person(s) determined by the General Extraordinary Shareholders Meeting.

ARTICLE THIRTY-FIFTH. The liquidation shall be done pursuant to the resolutions taken by the shareholders when declaring the dissolution of the corporation. In the absence of specific resolutions by the Shareholders Meeting, the liquidation shall be done pursuant to the provisions of the relevant chapter of the General Law of Commercial Companies ("Ley General de Sociedades Mercantiles").

                                  CHAPTER VIII
                                  FISCAL YEARS

ARTICLE THIRTY-SIXTH. The fiscal year shall be one year counted from the first of January through the thirty-first of December of each year.